Exhibit 99.1

Gevo Reports 2nd Quarter 2017 Financial Results

Completion of Bond Exchange with Whitebox Restructures Gevo’s Balance Sheet

- Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 MDT -

•	Reports net loss per share of ($0.66) for the quarter
•	Reports non-GAAP Adjusted Net Loss Per Share[1] of ($0.44) for the quarter
•	Ended the quarter with cash and cash equivalents of $16.3 million
•	Reports revenue of $7.5 million for the quarter
•	Reports loss from operations of $6.2 million for the quarter
•	Reports non-GAAP Cash EBITDA Loss[2] of $4.4 million for the quarter

ENGLEWOOD, Colo. – August 3, 2017 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the quarter ended June 30, 2017. Key highlights for the second quarter of 2017 and key subsequent events included:

•

On July 25, 2017, Gevo announced, in conjunction with Praj Industries Ltd., that Gevo’s proprietary isobutanol technology will now be available for licensing to processors of sugar cane juice and molasses. Licensing efforts are expected to be focused on Praj plants located in India, South America and South East Asia, with initial capacity targeted to come on-line in the 2019/2020 timeframe.

•

On June 20, 2017, Gevo and an entity affiliated with Whitebox, the holder of Gevo’s issued and outstanding Senior Secured Convertible Notes, due June 23, 2017 (the “2017 Notes”), exchanged (the “Exchange”) all $16.5 million of the existing 2017 Notes for $16.5 million of the Gevo’s newly created 12.0% Convertible Senior Secured Notes due March 15, 2020 (the “2020 Notes”).  The 2020 Notes are convertible, at the option of the holder, into shares of Gevo’s common stock. The 2020 Notes have an initial conversion price (the “Conversion Price”) equal to $0.7359 per share. Upon completion of certain equity issuances by Gevo, the holder will have a one-time right to reset the Conversion Price (i) through September 18, 2017, at a 25% premium to the common stock price in the equity issuance and (ii) from September 19, 2017 and through December 17, 2017, at a 35% premium to the common stock share price in the equity issuance.

•

On June 9, 2017, Gevo entered into a private exchange agreement with a holder of Gevo’s 7.5% convertible 2022 Notes (the “2022 Notes”) to exchange an aggregate of $485,000 of principal amount of 2022 Notes for an aggregate of 736,671 shares of common stock. In addition, on July 3, 2017, Gevo repurchased $175,000 of the 2022 Notes. Currently, $515,000 principal amount of the 2022 Notes remain issued and outstanding.

•

On May 23, 2017, Gevo announced that a bill recently signed by Arizona Governor Doug Ducey will let gas stations sell isobutanol-blended gasoline, including Gevo’s isobutanol, for on-road vehicles, enabling higher performing finished fuels with renewable content for drivers in the state.

[1]

Adjusted Net Loss Per Share is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Net Loss Per Share to GAAP net loss per share is provided in the financial statement tables following this release.

[2]

Cash EBITDA Loss is calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations; a reconciliation of Cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

•

On April 28, 2017, Gevo signed a supply agreement with HCS Holding GmbH (HCS) to supply isooctane under a five-year offtake agreement. Gevo expects to supply this isooctane from its first commercial hydrocarbons facility, which is likely to be built at Gevo’s isobutanol production facility located in Luverne, Minnesota (the “Luverne Facility”).

Commenting on the Company’s most recently completed fiscal quarter, Dr. Patrick Gruber stated, “a key goal we set out for ourselves in 2017 was to restructure our balance sheet in a manner that addresses the debt that was coming due this year, and that helps us to execute on our long-term strategy and business development plan. Following the debt exchange with Whitebox, we believe that this target was met. Our new debt facility with Whitebox comes due in March of 2020, which we expect will occur following the completion and startup of the expanded Luverne Facility. This puts us in a much stronger position in terms of financing and executing the buildout of the expanded Luverne Facility.”

Dr. Gruber continued, "we remain mindful of the need to operate the business in a manner that extends our runway as we continue to develop the isobutanol and hydrocarbons markets. In terms of isobutanol, we see promising growth in several key regions, namely Texas and Arizona, where isobutanol is being used in gasoline blends servicing primarily the on-road, off-road and marine markets. We anticipate 1-2 additional regions of the country to follow suit in the coming 1-2 years. With respect to hydrocarbons, we are currently discussing or negotiating terms for long-term supply agreements with two potential customers for our jet and isooctane products that we believe have the potential to allow us to achieve our 2017 goal of obtaining binding supply contracts for a combination of isobutanol and related hydrocarbon products equal to at least fifty percent (50%) of the capacity of the anticipated expanded Luverne Facility that we plan to construct. Given the configuration of our Luverne plant, and the relatively high cost of production, we will continue to produce isobutanol at a pace that optimizes the use of cash, allows us to provide product to customers, and provides the means of improving our technology.”

Outlook for 2017

The following are the operational and financial targets and milestones that Gevo previously established for 2017:

•

Restructure Gevo’s balance sheet in a manner that addresses the debt represented by the outstanding convertible notes and that allows Gevo to execute on its long-term strategy and business development plan. Gevo believes that this target was met as a result of the Exchange with Whitebox that closed on June 20, 2017.

•

Obtain binding supply contracts for a combination of isobutanol and related hydrocarbon products equal to at least fifty percent (50%) of the capacity of the anticipated expanded Luverne Facility that Gevo plans to construct.

•

Gevo estimates that its maximum annual isobutanol production capacity at the Luverne Facility to be currently over 1 million gallons per year, however, Gevo expects to produce isobutanol at levels that better match market development sales in 2017. Based on the current operational plan at the Luverne Facility that is described in more detail in this press release, Gevo now expects that it will produce less than 500,000 gallons of isobutanol during 2017.

•	Gevo plans to achieve a corporate-wide EBITDA burn rate (excluding stock-based compensation) of $18.0 - $20.0 million for the fiscal year ending December 31, 2017.

Operational Summary for the Quarter

In the second quarter of 2017, Gevo focused 100% of its production activities at the Luverne Facility to the production of ethanol. This is consistent with Gevo’s previous production guidance to align isobutanol production with its isobutanol sales efforts and technology development goals, such that over certain periods Gevo would only produce ethanol at the Luverne Facility. Given the Luverne Facility has only one production line suitable for isobutanol, Gevo’s current isobutanol production costs exceed the expected sales price for isobutanol. As a result, the cash flow profile of the Luverne Facility is improved by dedicating production to ethanol, rather than co-producing isobutanol and ethanol.

For the balance of 2017, Gevo expects to maintain limited production of isobutanol to better conserve its cash. Gevo expects to produce some level of isobutanol in the second half of 2017, with the primary goals being to continue to optimize Gevo’s isobutanol fermentation processes and decrease production costs, as well as to generate data which Gevo believes will assist in the design and engineering of the expansion Gevo expects to undertake at the Luverne Facility (the “Luverne Facility Expansion”). As a result, Gevo does not expect to meet its previously stated guidance of producing 500,000 gallons of isobutanol during 2017.

In the second quarter of 2017, Gevo’s isobutanol market development efforts remained focused on gaining market acceptance in its core gasoline blendstock markets such as marinas and on-road gasoline fueling stations, while maintaining its targeted selling price. Gevo continued to work with its distribution partners to make investments to develop end-customer relationships, as well as to establish value chains to deliver its isobutanol to those end-customers.

Gevo’s market development efforts related to its renewable hydrocarbon products continued to be mainly targeted towards entering into binding supply agreements to underpin the economics of the Luverne Facility Expansion. Gevo has been in discussions with numerous potential alcohol-to-jet fuel (ATJ) and isooctane customers to enter into long term supply agreements, with a goal in 2017 of signing contracts representing the majority of the isobutanol production volumes to be produced at the expanded Luverne Facility. In April 2017, as noted above, Gevo entered into its first long term supply agreement with HCS, which Gevo estimates would represent approximately 10-15% of the isooctane production from the Luverne Facility following the Luverne Facility Expansion.

As Gevo develops markets for its products, there will be a mismatch in timing between isobutanol production and sales. As a result, at times Gevo will build isobutanol inventory levels.  At June 30, 2017, Gevo had approximately 270,000 gallons of isobutanol and approximately 51,000 gallons of renewable hydrocarbons in inventory.

Financial Highlights

Revenues for the second quarter of 2017 were $7.5 million compared with $8.1 million in the same period in 2016. During the second quarter of 2017, revenues derived at the Luverne Facility related to ethanol sales and related products were $6.8 million, a decrease of approximately $0.3 million from the same period in 2016. This was primarily a result of lower ethanol and distiller grain prices in the second quarter of 2017 versus the same period in 2016.

During the second quarter of 2017, hydrocarbon revenues were $0.7 million, down $0.1 million as compared to the same period in 2016. Gevo’s hydrocarbon revenues are comprised of sales of ATJ, isooctane and isooctene.

Gevo generated grant and other revenue of $43,000 during the second quarter of 2017, down $0.2 million as compared to the same period in 2016, mainly as a result of Gevo’s contract with the Northwest Advanced Renewables Alliances ending in 2016.

Cost of goods sold was $9.7 million for the three months ended June 30, 2017, compared with $10.0 million in the same period in 2016. Cost of goods sold included approximately $8.2 million associated with the production of ethanol, isobutanol and related products and approximately $1.5 million in depreciation expense.

Gross loss was $2.2 million for the three months ended June 30, 2017, versus $1.9 million in the same quarter in 2016.

Research and development expense increased by $0.4 million during the three months ended June 30, 2017, compared with the same period in 2016, due primarily to an increase in employee-related expenses and costs associated with the production of hydrocarbons.

Selling, general and administrative expense was essentially flat during the three months ended June 30, 2017, compared with the same period in 2016.

Loss from operations in the three months ended June 30, 2017 was $6.2 million, compared with $5.5 million in the same period in 2016.

Non-GAAP cash EBITDA loss in the three months ended June 30, 2017 was $4.4 million, compared with $3.6 million in the same period in 2016.

Interest expense in the three months ended June 30, 2017 was $0.6 million, down $1.6 million as compared to the same period in 2016, due to a decrease in outstanding principal balances of our debt.

During the three months ended June 30, 2017, the estimated fair value of the derivative warrant liability decreased, resulting in a non-cash gain of $2.3 million from a change in the fair value of derivative warrant liability. During the same period, the estimated fair value of the embedded derivatives associated with the 2020 Notes increased, resulting in a non-cash loss of $1.7 million from a change in the fair value of the 2020 Notes embedded derivative.

During the three months ended June 30, 2017, there was no change in the value of the embedded derivatives in the 2022 Notes, as the derivatives have had no meaningful value since the third quarter of 2014.

During the three months ended June 30, 2017, Gevo also incurred a non-cash loss of $4.0 million associated with exchanges of debt, primarily due to the exchange of the 2017 Notes for the 2020 Notes.

The net loss for the three months ended June 30, 2017 was $10.2 million, compared with $21.5 million during the same period in 2016.

The non-GAAP adjusted net loss for the three months ended June 30, 2017 was $6.8 million, compared with $7.5 million during the same period in 2016.

The cash position at June 30, 2017 was $16.3 million and the total principal face value of the debt outstanding was $17.2 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick Gruber, Chief Executive Officer, Mike Willis, Chief Financial Officer, and Geoff Williams, General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 45172485. A replay of the call and webcast will be available two hours after the conference call ends on August 3, 2017. To access the replay, please dial 1-888-843-7419 (inside the US) or 1-630-652-3042  (outside the US) and reference the access code 45172485#. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo

Gevo is a renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce ATJ, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to the ability of Gevo to develop markets for its products, the status of negotiations or discussions with potential customers, Gevo’s ability to enter into binding offtake, sales or supply agreements for its products, Gevo’s ability to produce isobutanol or related hydrocarbon products at its Luverne Facility, Gevo’s ability to finance, construct and operate the contemplated expanded Luverne Facility, Gevo’s 2017 operational and financial targets and milestones, Gevo’s cash operating and financing expectations, the supply agreement with HCS Holding, Gevo’s financial condition, including liquidity, Gevo’s ability to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact.  These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2016, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP Cash EBITDA Loss and non-GAAP Adjusted Net Loss Per Share. Non-GAAP Cash EBITDA Loss excludes non-cash items such as depreciation and stock-based compensation. Non-GAAP Adjusted Net Loss Per Share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives.

Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Reverse Stock Split

On December 21, 2016, our Board of Directors approved a reverse split of our common stock, par value $0.01, at a ratio of one-for-twenty.  This reverse stock split became effective on January 5, 2017 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this press release and the accompanying consolidated financial statements have, where applicable, been adjusted to reflect this reverse stock split.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue and cost of goods sold
Ethanol sales and related products, net	$6,839	$7,168	$12,333	$12,925
Hydrocarbon revenue	660	713	749	1,011
Grant and other revenue	43	232	75	497
Total revenues	7,542	8,113	13,157	14,433

Cost of goods sold	9,705	9,989	19,113	19,212

Gross loss	(2,163)	(1,876)	(5,956)	(4,779)

Operating expenses
Research and development expense	1,891	1,469	3,108	2,513
Selling, general and administrative expense	2,123	2,147	4,297	4,066
Total operating expenses	4,014	3,616	7,405	6,579

Loss from operations	(6,177)	(5,492)	(13,361)	(11,358)

Other (expense) income
Interest expense	(630)	(2,246)	(1,341)	(4,396)
(Loss) on exchange of debt	(3,969)	-	(4,933)	-
(Loss) on extinguishment of warrant liability	-	(923)	-	(923)
(Loss) from change in fair value of the 2017 Notes	-	(940)	(339)	(1,775)
(Loss)/Gain from change in fair value of derivative warrant liability	2,260	(10,573)	5,519	(5,325)
(Loss) from change in fair value of 2020 notes embedded derivative	(1,662)	-	(1,662)	-
(Loss) on issuance of equity	-	(1,519)	-	(1,519)
Other income	20	206	26	206
Total other expense, net	(3,981)	(15,995)	(2,730)	(13,732)
	-	-	-	-
Net loss	(10,158)	(21,487)	(16,091)	(25,090)
	-	-	-	-
Net loss per share - basic and diluted	$(0.66)	$(8.75)	$(1.19)	$(13.92)
Weighted-average number of common shares outstanding - basic and diluted	15,372,485	2,454,282	13,489,004	1,802,550

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$16,303	$27,888
Accounts receivable	1,363	1,122
Inventories	4,295	3,458
Prepaid expenses and other current assets	964	850
Total current assets	22,925	33,318

Property, plant and equipment, net	73,243	75,592
Deposits and other assets	803	3,414
Total assets	$96,971	$112,324

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$4,744	$6,193
2020 Notes embedded derivative liability	8,637	-
Derivative warrant liability	2,391	2,698
2017 Notes recorded at fair value	-	25,769
Total current liabilities	15,772	34,660

2020 Notes, net	12,745	-
2022 Notes, net	690	8,221
Other long-term liabilities	154	179
Total liabilities	29,361	43,060

Total stockholders’ equity	67,610	69,264
Total liabilities and stockholders' equity	$96,971	$112,324

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Six Months Ended June 30,
	2017	2016
Operating Activities
Net loss	$(16,091)	$(25,090)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(Gain) from change in fair value of derivative warrant liability	(5,519)	5,325
Loss from change in fair value of 2020 embedded derivative	1,662	-
Loss from the change in fair value of the 2017 notes	339	1,775
Loss on exchange of debt	4,933	-
Loss on extinguishment of warrant liability	-	923
Loss on issuance of equity	-	1,519
Stock-based compensation	225	542
Depreciation and amortization	3,341	3,282
Non-cash interest expense	196	2,130
Changes in operating assets and liabilities:
Accounts receivable	(242)	(283)
Inventories	(838)	602
Prepaid expenses and other current assets	(114)	(153)
Accounts payable, accrued expenses, and long-term liabilities	(1,276)	(1,937)
Net cash used in operating activities	(13,384)	(11,365)

Investing Activities
Acquisitions of property, plant and equipment	(1,315)	(4,847)
Net cash used in investing activities	(1,315)	(4,847)

Financing Activities
Payments on secured debt	(9,616)	(84)
Debt and equity offering costs	(931)	(1,997)
Proceeds from issuance of common stock and common stock warrants	11,044	13,023
Proceeds from the exercise of warrants	6	10,856
	2,611	-
Net cash provided by financing activities	3,114	21,798

Net (decrease)/increase in cash and cash equivalents	(11,585)	5,586

Cash and cash equivalents
Beginning of period	27,888	17,031
End of period	$16,303	$22,617

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Cash EBITDA:	2017	2016	2017	2016
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(3,086)	$(2,936)	$(7,205)	$(6,494)
Depreciation and amortization	1,538	1,497	3,077	2,950
Non-cash stock-based compensation	2	3	5	8
Non-GAAP cash EBITDA	$(1,546)	$(1,436)	$(4,123)	$(3,536)

Gevo, Inc.
Loss from operations	$(3,091)	$(2,556)	$(6,156)	$(4,864)
Depreciation and amortization	127	164	264	332
Non-cash stock-based compensation	125	181	220	534
Non-GAAP cash EBITDA	$(2,839)	$(2,211)	$(5,672)	$(3,998)

Gevo Consolidated
Loss from operations	$(6,177)	$(5,492)	$(13,361)	$(11,358)
Depreciation and amortization	1,665	1,661	3,341	3,282
Non-cash stock-based compensation	127	184	225	542
Non-GAAP cash EBITDA	$(4,385)	$(3,647)	$(9,795)	$(7,534)

Non-GAAP Adjusted Net Loss:
Gevo Consolidated
Net Loss	(10,158)	(21,487)	(16,091)	(25,090)
(Loss) on exchange of debt	(3,969)	-	(4,933)	-
(Loss) on extinguishment of warrant liability	-	(923)	-	(923)
(Loss) from change in fair value of the 2017 Notes	-	(940)	(339)	(1,775)
(Loss)/Gain from change in fair value of derivative warrant liability	2,260	(10,573)	5,519	(5,325)
(Loss) from change in fair value of 2020 notes embedded derivative	(1,662)	-	(1,662)	-
(Loss) on issuance of equity	-	(1,519)	-	(1,519)
Non-GAAP Net Loss	$(6,787)	$(7,532)	$(14,676)	$(15,548)
Weighted-average number of common shares outstanding - basic and diluted	15,372,485	2,454,282	13,489,004	1,802,550
Non-GAAP Adjusted Net loss per share - basic and diluted	$(0.44)	$(3.07)	$(1.09)	$(8.63)

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

Year-Ended
December 31, 2017
Projected Non-GAAP Cash EBITDA Loss	Estimated Range
Gevo consolidated
Loss from operations	$(24,000) - ($28,000)
Depreciation and amortization	5,500 - 7,000
Non-cash stock based compensation	500 - 1,000
Non-GAAP cash EBITDA loss	($18,000) - ($20,000)

###

Media Contact

David Rodewald

The David James Agency, LLC

+1 805-494-9508

gevo@davidjamesagency.com

Investor Contact

Shawn M. Severson

EnergyTech Investor, LLC

+1 415-233-7094

gevo@energytechinvestor.com

@ShawnEnergyTech

www.energytechinvestor.com